DATE: 25 MAY 2001
                                -----------------



                                RADICA UK LIMITED

                                  JOHN DOUGHTY















                              EMPLOYMENT AGREEMENT






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                                    CONTENTS

CLAUSE                                                                      PAGE

1        DEFINITIONS                                                           1
2        EMPLOYMENT                                                            4
3        TERM OF EMPLOYMENT                                                    6
4        BENEFIT EXPENSE REIMBURSEMENT                                         6
5        COMPENSATION                                                          7
6        STOCK OPTIONS                                                         7
7        CONFIDENTIALITY AND RESTRICTIONS FOLLOWING TERMINATION                9
8        TERMINATION                                                          13
9        BENEFIT AND BINDING EFFECT                                           14
10       COUNTERPARTS                                                         14
11       GOVERNING LAW                                                        14
12       ENTIRE AGREEMENT                                                     15
13       VALIDITY OF PROVISIONS                                               15
14       MODIFICATIONS OR DISCHARGE                                           15
15       NOTICES                                                              15
16       NUMBER AND GENDER                                                    16
17       GENERAL PROVISIONS                                                   16




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                              EMPLOYMENT AGREEMENT

DATE                                                                 25 May 2001

PARTIES

1 RADICA UK LIMITED, an English company, having a registered address at The Old Stables, Munn's Farm, Cole Green, Herts SG14 2NL, England.

2            JOHN DOUGHTY who resides at 45 Peters Way, Knebworth, Hertfordshire
             SG3 6HP.

RECITALS

A Radica is engaged through its subsidiaries in designing and manufacturing electronic and mechanical gifts and games for worldwide sale, and ODM manufacturing for others.

B Employee is currently General Manager, Radica UK, and has substantial executive management experience.

C Radica UK desires to secure the services of Employee, and Employee is willing to provide such services, each upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

1            DEFINITIONS

             For the purposes of this Agreement, the parties hereby adopt the following definitions:


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     CAUSE:

             (i) breach by Employee of a fiduciary obligation to any member of Radica Group;

             (ii) commission by Employee of any act or omission to perform any act (excluding the omission to perform any act attributable to Employee's Total Disability) which results in serious adverse consequences to any member of Radica Group;

             (iii) breach of any of Employee's agreements set forth in this Agreement including, but not limited to, continual failure to perform substantially his duties with Radica Group, excessive absenteeism and dishonesty;

             (iv) any attempt by Employee to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior written consent of Radica (except in respect of any delegation by Employee of his employment duties hereunder to other employees of Radica Group in accordance with its usual business practice);

             (v) Employee being charged or indictment for, or written confession of, a felony or any crime involving moral turpitude under the laws of the United Kingdom or Bermuda or the United States or any state of Hong Kong other than an offence under the Road Traffic Acts for which non-custodial penalty is imposed;

             (vi)    death of Employee;

             (vii) declaration by a court that Employee is insane or incompetent to manage his business affairs; or

             (viii) the filing of any petition or other proceeding seeking to find Employee bankrupt or insolvent;


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             CHANGE IN CONTROL: shall be deemed to have occurred if, at any time after the commencement of employment hereunder: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) together with its affiliates, excluding employee benefit plans of Radica, is or becomes, directly or indirectly, the "beneficial owner" (as defined in rule 13d-3 promulgated under the 1934 Act) of securities of Radica representing 50% or more of the combined voting power of Radica's then outstanding securities; or (ii) as a result of a proxy contest, merger, consolidation, sale of assets, tender offer or exchange offer or as a result of any combination of the foregoing, Directors who were members of the Board of Directors of Radica two years prior to such time and new Directors whose election or nomination for election by Radica's shareholders was approved by a vote of at least two-thirds of the Directors still in office who were Directors two years prior to such time, cease to constitute at least two-thirds of the members of the Board of Directors of Radica; or (iii) the shareholders of Radica approve a merger or consolidation of Radica with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Radica outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Radica or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of Radica approve a plan of complete liquidation or winding-up of Radica or an agreement for the sale or disposition by Radica of all or substantially all of Radica's assets.

             EMPLOYEE: John Doughty;

             GOOD REASON: shall mean the occurrence after a Change in Control of any of the following events without Employee's express written consent: (i) the assignment to Employee of duties inconsistent with his position and status as an executive of the Radica Group, or a substantial alteration in the nature, status or prestige of Employee's responsibilities with the Radica Group from those in effect immediately prior to such Change in Control; or (ii) a reduction in Employee's base salary or bonus at the rate most recently approved by the Board prior to the



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             occurrence of such Change in Control; or (iii) any other material adverse change in the terms or conditions, including location and travel, of Employee's employment hereunder following the occurrence of such Change in Control.

             1999 PLAN: the 1999 stock option plan adopted by Radica, as amended from time to time;

             RADICA: Radica Games Limited, a Bermuda company;

             RADICA GROUP: Radica and any other corporation or other entity which at the relevant time is more than fifty percent (50%) owned, directly or indirectly, by Radica;

             RADICA UK: Radica UK Limited, an English company, having a registered address at The Old Stables, Munn's Farm, Cole Green, Herts SG14 2NL, England.

             RESTRICTED TERRITORIES: the United Kingdom, the Channel Islands, the Isle of Man, the Republic of Ireland, France, Germany, Austria, Belgium, Czech Republic, Greece, Holland, Italy, Portugal, Scandinavia, Spain, Switzerland and any other country in which Radica or any company within the Radica Group is resident or otherwise carries on business at the Termination Date;

             TERMINATION: according to the context, the termination of this Agreement or the cessation of rendering employment services by Employee;

             TOTAL DISABILITY: Employee shall become disabled to an extent which renders him unable to perform the essential functions of his job, with or without reasonable accommodation, for a cumulative period of twelve (12) weeks in any twelve (12) month period.

2            EMPLOYMENT

2.1 Commencing 25 May 2001, Radica UK hereby employs Employee and Employee hereby accepts employment by Radica UK to serve as Managing




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             Director. In such capacity, Employee has responsibility for sales and distribution of Radica's products in Europe. Employee shall perform services of an executive nature consistent with his offices at the level of at least Vice President within the Radica Group as may from time to time be assigned or delegated to him by the Board of Directors of Radica ("Board").

2.2 Employee will, unless prevented by sickness, injury or other incapacity or otherwise agreed by the Board, devote his full business time and attention to his duties under this Agreement. There are no normal hours of work applicable to Employee but he shall work such hours as may be necessary for the proper performance of his duties. Employee shall not be entitled to receive any additional remuneration for work outside normal office hours. Employee agrees, for the purposes of Regulation 5 of The Working Time Regulations 1998 (the "Regulations"), that Regulation 4 of the Regulations does not apply to him. Radica UK and Employee agree that Employee's consent, for the purposes of this Clause 2.2, shall continue indefinitely Provided That Employee may withdraw such consent at any time by giving Radica UK three months' notice of his wish to do so.

2.3 Employee shall perform his duties under this Agreement principally in the United Kingdom and Europe. It is contemplated that Employee will frequently travel to carry out his duties under this Agreement, including travel to the offices of Radica subsidiaries in Dallas, Texas, Hong Kong and California. Air travel and other travel arrangements will comply with current Radica Group policies respecting class of travel, etc.

2.4 Radica Group will provide Employee, including his spouse and children with medical and dental benefits, as provided to other officers of similar seniority of Radica Group.

2.5 Radica Group will pay to Employee a car allowance of (pound)9,600 per annum to be paid in equal monthly instalments in arrears (subject to deduction of applicable tax and national insurance), with each such instalment paid at the same time as instalments of salary in accordance with Clause 5.1.




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2.6          Employee shall have five (5) weeks paid vacation during each year of this Agreement taken at such times as mutually convenient to Employee and Radica Group. This vacation is in addition to paid UK holidays that are allowed under Radica policy.

3            TERM OF EMPLOYMENT

3.1 This Agreement and Employee's employment hereunder shall commence as of 25 May 2001 and shall continue thereafter unless and until terminated by either party upon six (6) months' notice in writing to the other party, such notice expiring at any time.

3.2 Notwithstanding Clause 3.1 above, this Agreement may be sooner terminated by Radica UK for Cause.

3.3 On termination of this Agreement pursuant to Clause 3.1 above, or by Radica UK for Cause, all benefits and compensation shall cease as of the date of such Termination.

3.4 On termination of this Agreement by Employee for Good Reason in the event of a Change of Control, all salary and benefits shall continue for the period of six months following such Termination provided that Employee agrees that he shall not be entitled to any other severance payment or benefits of payment in lieu of notice by reason of such Termination.

4            EXPENSE REIMBURSEMENT

4.1 Employee will be entitled to reimbursement by Radica Group for the proper business expenses paid by him on behalf of Radica Group in the course of his employment hereunder on presentation to Radica Group of appropriate vouchers (accompanied by receipts or paid bills) setting forth information sufficient to establish:

4.1.1        the amount, date, and place of each such expense;




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4.1.2        the business reason for each such expense and the nature of the business benefit derived or expected to be derived as a result thereof; and

4.1.3 the names, occupations, addresses, and other information sufficient to establish the business relationship to Radica Group of any person who was entertained by Employee.

5            COMPENSATION

5.1 Radica UK agrees to pay Employee, and Employee agrees to accept from Radica UK, for the services to be rendered by him hereunder a minimum salary at the rate of (pound)80,000 per year payable in equal monthly instalments in arrears. Employee shall receive annual salary reviews by the Board on or around 15 February to take effect on 1 April in each year commencing 2002, provided that such salary shall not be reduced below (pound)80,000 per year.

5.2 Employee shall be considered for annual bonuses pursuant to the Radica Games Bonus Policy for officers of Radica Group. Such Radica Games Bonus Policy describes potential amounts of bonus which may be earned in respect of each fiscal year, but with no mandatory amount for any particular employee. .

5.3 If Radica Group institutes a retirement, bonus or other benefit plan which applies generally to executive officers of Radica Group of similar status as Employee, Employee shall be entitled to participate therein, but not to the extent such benefits would be duplicative of the benefits herein.

5.4 All payments by Radica Group shall be subject to required withholdings including taxes.

6            STOCK OPTIONS

6.1 Employee has been granted 26,400 stock options under the 1999 Plan (the "Initial Stock Options").


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6.2          Radica shall, following the signing of this Agreement, grant to
             Employee an additional option to purchase 6,000 shares of the common stock of Radica at $3.00 per share (representing the current market price as of the date of this Agreement) subject to the terms and conditions of this Clause 6 and the 1999 Plan and subject to the prior approval of the Board of Directors of Radica. Such stock options under this Clause 6.2 and the Initial Stock Options are herein called the "Stock Options".

6.3 The Stock Options shall vest and become exercisable 33.3% per year for each year Employee is employed by Radica Group following the date of grant, with the first vesting date occurring on the first anniversary of the date of grant of the Stock Options.

6.4 The number of shares subject to the Stock Options will be adjusted for stock splits and reverse splits Provided that such number of shares shall not be adjusted if Radica should otherwise change or modify its capitalisation, including but not limited to the issuance by Radica of new securities (including options or convertible securities), ESOPs or other employee stock plans. It is the intent of the parties that the stock subject to the Stock Options shall be subject to dilution, except for stock splits and reverse splits.

6.5 Any other provision hereof to the contrary notwithstanding (i) as of the date of Termination in the event of Termination pursuant to Clause 3.1 or Termination by Radica UK for Cause or by Employee without consent of Radica UK, or (ii) six (6) months after the date of Termination in the event of Termination by Radica UK without Cause or by Employee for Good Reason in the event of a Termination/Change in Control or the Total Disability of Employee (each of such applicable dates being called a "Determination Date") Employee shall forfeit the Stock Options (measured by percentages of the stock subject to the Stock Options) and they shall expire as follows:

6.5.1 if the Determination Date is within the first year after the date the Stock Option is granted (the "Grant Date") then Employee shall forfeit 100% of the stock subject to the Stock Option;


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6.5.2        if the Determination Date is after the end of said first year and within the second year after the Grant Date, then Employee shall forfeit 66.6% of the stock subject to the Stock Option;

6.5.3 if the Determination Date is after the end of said second year and within the third year after the Grant Date, then Employee shall forfeit 33.3% of the stock subject to the Stock Option.

6.6 In any event each Stock Option shall expire to the extent not previously exercised on the tenth anniversary of the Grant Date. Otherwise, Employee may at any time within ninety (90) days following the Determination Date, exercise his right to purchase stock subject to the Stock Options, but subject to the foregoing provisions respecting vesting and forfeitures.

6.7 Employee shall have no right to sell, alienate, mortgage, pledge, gift or otherwise transfer the Stock Options or any rights thereto, except by will or by the laws of descent and distribution, and except as specifically contemplated in the 1999 Plan. In any event, any transfer must comply with applicable state and federal securities laws.

6.8 Upon Termination, Employee shall have no claim against Radica for loss arising out of ineligibility to exercise any Stock Options granted to him or otherwise in relation to the 1999 Plan or any other stock option plan adopted by Radica and the rights of Employee shall be determined by the provisions of this Clause 6 and the rules of the 1999 Plan.

6.9 In the event of any conflict between the rules of the 1999 Plan and the terms of this Clause 6, the terms of this Clause 6 shall take precedence.

7            CONFIDENTIALITY AND RESTRICTIONS FOLLOWING TERMINATION

7.1 Employee understands and agrees that he has been exposed to (or had access to), and may be further exposed to (or have access to), confidential information, knowhow, knowledge, data, techniques, computer software and hardware, and trade secrets of Radica Group, including, without limitation, customer or supplier


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             requirements, notes, drawings, writings, designs, plans,
             specifications, records, charts, methods, procedures, systems, price lists, financial data, records, and customer or supplier lists (collectively "Confidential Information"). Notwithstanding the above, the following shall not be considered "Confidential Information" within the meaning of this sub-Clause: (i) information known to Employee or to the public at the date of this Agreement; and (ii) information which hereafter becomes known to the public through no fault of Employee. Accordingly, except as permitted or required in the performance of his duties for Radica Group, Employee agrees not to disclose, divulge, make public, utilise, communicate or use, whether for his own benefit or for the benefit of others, either directly or indirectly, any Confidential Information relating to Radica Group's business unless specifically authorised in writing by Radica to do so.

7.2 Employee acknowledges that during the course of his employment he will be privy to Confidential Information and that he will make, maintain and develop personal knowledge of, influence over and valuable contacts with customers, suppliers, staff and third parties. Employee therefore covenants with Radica UK that:

7.2.1 he will not in the Restricted Territories for the period of one year following Termination directly or indirectly in competition with Radica UK or Radica Group engage in business with or be in any way interested in or connected with any concern, undertaking, firm or body corporate which engages in or carries on within any part of the Restricted Territories any business which competes with any business carried on by Radica UK or Radica Group as at Termination in which Employee was involved on behalf of Radica UK or Radica Group at any time within the twelve months immediately preceding Termination and in particular (but without limitation) the business of the manufacture and distribution of peripherals and accessories to the video games and PC games market;

7.2.2 he will not in the Restricted Territories for the period of one year following Termination directly or indirectly:-


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             7.2.2.1      interfere with or, in competition with Radica UK or
                          Radica Group in relation to any business which competes with any business carried on by Radica UK or Radica Group at Termination in which Employee was involved on behalf of Radica UK or Radica Group at any time within the twelve months immediately preceding Termination, offer or agree to provide goods or services of any description to, or solicit or endeavour to entice away from Radica UK or Radica Group the custom of any person, firm or body corporate which, at any time during the period of twelve months immediately preceding Termination, has been a customer or client of, or in the habit of dealing with, Radica UK or Radica Group or which, at any time during that period, was to his knowledge negotiating with Radica UK or Radica Group in relation to the provision of goods or services by Radica UK or Radica Group;

             7.2.2.2 interfere or seek to interfere with contractual or other trade relations between Radica UK or Radica Group and any of its or their respective suppliers in existence or under negotiation at any time during the period of twelve months immediately preceding Termination;

             7.2.2.3 solicit the services of or endeavour to entice away from Radica UK or Radica Group any director, senior or managerial employee or consultant of Radica UK or Radica Group known personally to the Executive (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) or knowingly employ, assist in or procure the employment by any other person, firm or body corporate of any such person.

7.3 The Executive agrees that the restrictions contained in Clause 7.2 shall apply in relation to all customers and suppliers with whom he personally has had dealings on behalf of Radica UK notwithstanding that such customers and suppliers may have been introduced to Radica UK or Radica Group by Employee before or during his employment with Radica UK. He further agrees that if any of the restrictions in Clause 7.2 is held to be void or ineffective for any reason, but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

7.4 The restrictions contained in each sub-clause of Clause 7.2 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

7.5 Employee waives irrevocably all Moral Rights (as defined in Chapter IV of Part I of the Copyright, Designs and Patents Act 1988) in any works produced during his employment in which copyright is vested in Radica UK or Radica Group whether by virtue of this Clause 7.5 or otherwise. Employee shall promptly communicate and disclose to Radica Group all information, inventions, improvements, discoveries, knowhow, methods, techniques, processes, observations and data ("Proprietary Information") obtained, developed, invented or otherwise discovered by him in the course of this employment. All written materials, records, computer programs or data and documents made by Employee or coming into his possession during the employment period concerning any Proprietary Information used or developed by Radica Group, or by Employee, shall be the sole exclusive property of Radica Group. Employee shall have no right, title or interest therein notwithstanding that he may have purchased the medium on which such Proprietary Information is recorded.

7.6 Upon Termination, Employee shall not take with him any of the Confidential Information or Proprietary Information. Upon Termination, or at any time upon the request of Radica, Employee shall promptly deliver all Confidential Information and Proprietary information, and all copies thereof, to Radica Group with no cost or charge to Radica Group. Upon request by Radica, Employee shall promptly execute and deliver any documents necessary or convenient to evidence ownership of the Confidential Information and Proprietary Information by Radica Group, or the transfer and assignment of the Confidential Information and Proprietary Information to Radica Group without cost or charge. The provisions of this Clause 7 shall survive any Termination of this Agreement.



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7.7          Employee shall not without the previous written consent of the
             Board during the course of his employment:

7.7.1 directly or indirectly engage or be interested in any business other than that of Radica UK or any company in the Radica Group; or

7.7.2        hold any directorship of any company,

             save that he may be interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange in the United Kingdom or in the United States of America.

8            TERMINATION

8.1 Upon Termination Employee shall immediately resign without claim for compensation for loss of office (but without prejudice to any claim he may have against Radica UK arising out of any breach of this Agreement by Radica UK) from such offices held by him in Radica UK and any company in the Radica Group and from any other offices he may hold as nominee or representative of Radica UK and any company in the Radica Group and Radica UK is irrevocably authorised by Employee to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to such resignations.

8.2 If either party gives notice to terminate this Agreement, Employee agrees:

8.2.1 that for a period not exceeding six months the Board may in its absolute discretion require Employee not to perform any of his duties and may require him not to have any contact with clients or customers of Radica UK or Radica Group nor any contact (other than purely social contact) with such employees of Radica UK or Radica Group as the Board shall determine and/or may exclude him from any premises Radica UK or Radica Group (without providing any reason for doing so); and

8.2.2 that such action on the part of Radica UK shall not constitute a breach of this Agreement nor shall Employee have any claim against Radica UK in respect of any such action;

             Provided always that throughout such period Employee's salary and other benefits shall not cease to be paid or provided (unless and until his employment is terminated).

8.3 Radica UK may elect to terminate the contract immediately and make a payment of salary in lieu of any applicable period of notice. For the avoidance of doubt, the right of Radica UK to make a payment in lieu of notice does not give rise to any right of Employee to receive such payment.

9            BENEFIT AND BINDING EFFECT

             This Agreement shall inure to the benefit of and be binding upon Radica UK and its successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of Radica UK or any corporation with or into which it may be consolidated or merged. Radica UK may assign its rights and obligations to another present or future member of Radica Group. The rights and obligations of Employee hereunder may not be delegated or assigned, except that Employee may, without the prior consent of any member of Radica Group, assign to his spouse, or to a family member, proceeds of payments resulting from his death or a disability which, in either case, occurs after a termination of this Agreement.

10           COUNTERPARTS

             This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11           GOVERNING LAW

             This agreement shall be governed by and construed in accordance with the law of England and Wales. The parties submit to the non-exclusive jurisdiction of the


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             English Courts as regards to any claim, dispute or matter out of or relating to this Agreement.

12           ENTIRE AGREEMENT

12.1 This Agreement sets forth and is an integration of all of the promises, agreements, conditions and understandings among the parties hereto with respect to all matters contained or referred to herein, and all prior promises, agreements, conditions, understandings, warranties or representations, oral, written, express or implied, are hereby superseded and merged herein.

12.2 This Agreement replaces all previous contracts of service or other employment arrangements between Employee and Radica UK or any member of the Radica Group, which shall have no further effect as from the date of this Agreement.

13           VALIDITY OF PROVISIONS

             Should any provision(s) of this Agreement be void or unenforceable in whole or in part, the remainder of this Agreement shall not in any way be affected thereby, and such provision(s) shall be modified or amended so as to provide for the accomplishment of the provision(s) and intentions of this Agreement to the maximum extent possible.

14           MODIFICATIONS OR DISCHARGE

             This Agreement shall not be deemed waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by all parties hereto.

15           NOTICES

             Any notice which either party may wish to give to the other parties hereunder shall be deemed to have been given when actually received by the party to whom it is addressed. Notices by Employee to either Radica UK or Radica USA shall


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             be sent to both of them. Notices hereunder may be sent by courier, mail, telefax, telegram or telex, to the following addresses, or to such other addresses as the parties may from time to time furnish to each other by like notice:

             To.   Radica Games Limited
                   180 South Lake Avenue
                   Suite 440
                   Pasadena
                   California 91101
                   USA
                   Attention:  Patrick S Feely
                   Telephone:  (626) 744 1150
                   Telefax:    (626) 744 1155

             To:   Employee:

                   Mr. John Doughty
                   45 Peters Way,
                   Knebworth,
                   Hertfordshire SG3 6HP
                   Telephone:
                   Telefax:

16           NUMBER AND GENDER

             In this Agreement, the masculine shall include the feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context may reasonably require or permit.

17           GENERAL PROVISIONS

17.1 Employee's previous employment shall count as part of his continuous employment with Radica UK.

17.2 A contracting out certificate is not in force in respect of Employee for the purposes of the Pension Schemes Act 1993.

IN WITNESS whereof, the parties have executed this Agreement as of the day and year first above written.



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SIGNED by D.C.W. HOWELL             )
for and on behalf of RADICA UK      )       /S/ D.C.W. HOWELL
LIMITED                             )






SIGNED by JOHN DOUGHTY              )       /S/ JOHN DOUGHTY